SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 29, 2011
ELEPHANT TALK COMMUNICATIONS INC.
(Exact name of registrant as specified in Charter)

California	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

19103 Centre Rose Boulevard
Lutz, FL 33558
United States
(Address of principal executive offices)

+ 1 813 926 8920
(Issuer's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                Unregistered Sale of Securities

As of August 29, 2011, Elephant Talk Communications Inc. (the “Company”) has issued an aggregate 11,666,685 shares of Common stock, (“Common Stock”) upon exercise of certain common stock purchase warrants (the “Warrants”) which were originally issued in connection with the private placement of units in 2010 (“2010 Private Placement”).  The terms of the Warrants, including the exercise price of $1.50, were described in more detail in the Current Report on Form 8-K filed on October 15, 2010.

Elephant Talk Communications called for redemption of the Warrants on August 29, 2011 (“Redemption Date”) unless they were exercised prior to that date.   In response to the Warrants call, approximately 6.7 million Warrants were exercised at the cash exercise price of $ 1.50 per warrant and the Company received gross proceeds of approximately $10.1 million.

The issuance of the 11,666,685 shares of Common stock to the Warrants holders in connection with the exercise of the Warrants was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

As of the Redemption Date, in excess of 99% of the Warrants issued in connection with the closing of the 2010 Private Placement were exercised at the price of $1.50 per warrant, providing aggregate gross proceeds of approximately $ 17.5 million to the Company and resulting in an increase in the number of shares of Common Stock outstanding to 112,591,186 as of August 31, 2011.

The Company paid a 5% solicitation fee to Dawson James Securities, Inc. who acted as the warrant solicitation agent in connection with the Warrants call. The net proceeds from the Warrants exercise will be used as working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS INC.

By:	/s/ Steven van der Velden
Steven van der Velden
Chief Executive Officer

Dated: September 2, 2011